EXHIBIT 99.1

ORCHID ISLAND CAPITAL ANNOUNCES
MARCH 2016 MONTHLY DIVIDEND AND
FEBRUARY 29, 2016 RMBS PORTFOLIO CHARACTERISTICS

•	March 2016 Monthly Dividend of $0.14 Per Share
•	RMBS Portfolio Characteristics as of February 29, 2016
•	1,216,243 cumulative shares repurchased through stock repurchase program

Vero Beach, Fla., March 9, 2016 - Orchid Island Capital, Inc. (the “Company”) (NYSE:ORC) announced today that the Board of Directors declared a monthly cash dividend for the month of March 2016. The dividend of $0.14 per share will be paid March 31, 2016, to holders of record on March 28, 2016, with an ex-dividend date of March 23, 2016.

The Company intends to make regular monthly cash distributions to its stockholders. In order to qualify as a real estate investment trust (“REIT”), the Company must distribute annually to its stockholders an amount at least equal to 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. The Company will be subject to income tax on taxable income that is not distributed and to an excise tax to the extent that a certain percentage of its taxable income is not distributed by specified dates. The Company has not established a minimum distribution payment level and is not assured of its ability to make distributions to stockholders in the future.

As of March 9, 2016, the Company had 21,752,510 shares outstanding. At December 31, 2015, the Company had 21,749,490 shares outstanding.

RMBS Portfolio Characteristics

Details of the RMBS portfolio as of February 29, 2016 are presented below. These figures are preliminary and subject to change.  The information contained herein is an intra-quarter update created by the Company based upon information that the Company believes is accurate:

•	RMBS Valuation Characteristics
•	RMBS Assets by Agency
•	Investment Company Act of 1940 (Whole Pool) Test Results
•	Repurchase Agreement Exposure by Counterparty
•	RMBS Risk Measures

About Orchid Island Capital, Inc.

Orchid Island Capital, Inc. is a specialty finance company that invests in Agency RMBS that are either traditional pass-through Agency RMBS or structured Agency RMBS. Orchid Island Capital, Inc. has elected to be taxed as a REIT for federal income tax purposes.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements include, but are not limited to, statements about the Company’s distributions. These forward-looking statements are based upon Orchid Island Capital, Inc.’s present expectations, but these statements are not guaranteed to occur. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the Company’s Form 10-K for the year ended December 31, 2015.

RMBS Valuation Characteristics
($ in thousands)
				Percentage	Weighted	Realized
	Current	Fair	Current	of	Average	Feb 2016 CPR
Asset Category	Face	Value(1)	Price	Portfolio	Coupon	(Reported in Mar)
As of February 29, 2016
Adjustable Rate RMBS	$2,771	$2,937	105.96	0.14%	3.63%	0.46%
10-1 Hybrid Rate RMBS	50,900	52,347	102.84	2.58%	2.55%	4.36%
Hybrid Adjustable Rate RMBS	50,900	52,347	102.84	2.58%	2.55%	4.36%
15 Year Fixed Rate RMBS	97,103	102,804	105.87	5.04%	3.28%	5.14%
20 Year Fixed Rate RMBS	424,307	457,087	107.73	22.42%	4.00%	4.53%
30 Year Fixed Rate RMBS	1,208,486	1,328,464	109.93	65.16%	4.44%	5.12%
Total Fixed Rate RMBS	1,729,896	1,888,355	109.16	92.62%	4.27%	4.97%
Total Pass-through RMBS	1,783,567	1,943,639	108.97	95.34%	4.23%	4.94%
Interest-Only Securities	530,221	55,125	10.40	2.70%	3.64%	12.39%
Inverse Interest-Only Securities	209,000	39,978	19.13	1.96%	5.92%	12.72%
Structured RMBS	739,221	95,103	12.87	4.66%	4.59%	12.48%
Total Mortgage Assets	$2,522,788	$2,038,742		100.00%	4.24%	7.23%

RMBS Assets by Agency			Investment Company Act of 1940 (Whole Pool) Test
($ in thousands)			($ in thousands)
		Percentage			Percentage
	Fair	of		Fair	of
Asset Category	Value(1)	Portfolio	Asset Category	Value(1)	Portfolio
As of February 29, 2016			As of February 29, 2016
Fannie Mae	$1,711,894	84.0%	Whole Pool Assets	$1,533,756	75.2%
Freddie Mac	315,232	15.4%	Non Whole Pool Assets	504,986	24.8%
Ginnie Mae	11,616	0.6%	Total Mortgage Assets	$2,038,742	100.0%
Total Mortgage Assets	$2,038,742	100.0%

(1)
Amounts in the tables above include assets with a fair value of approximately $99.3 million purchased in February 2016 which settle in March 2016, and exclude assets with a fair value of $95.3 million sold in February 2016 which settle in March 2016.

Borrowings By Counterparty
($ in thousands)
			Weighted
		% of	Average
	Total	Total	Maturity	Longest
As of February 29, 2016	Borrowings(1)	Debt	in Days	Maturity
Citigroup Global Markets Inc	$277,935	14.7%	32	4/25/2016
South Street Securities, LLC	178,648	9.4%	30	4/1/2016
ED&F Man Capital Markets Inc	148,286	7.8%	22	4/19/2016
Goldman, Sachs & Co	119,082	6.3%	16	3/16/2016
Cantor Fitzgerald & Co	118,571	6.3%	40	4/26/2016
Guggenheim Securities, LLC	118,380	6.2%	41	5/4/2016
J.P. Morgan Securities LLC	108,444	5.7%	17	5/2/2016
Daiwa Securities America Inc.	107,374	5.7%	39	4/11/2016
Natixis, New York Branch	104,443	5.5%	12	3/23/2016
KGS-Alpha Capital Markets, L.P	90,523	4.8%	19	3/23/2016
Mitsubishi UFJ Securities (USA), Inc	90,077	4.8%	42	4/29/2016
Nomura Securities International, Inc.	86,970	4.6%	15	3/28/2016
Merrill Lynch, Pierce, Fenner & Smith Inc	85,509	4.5%	16	3/16/2016
Wells Fargo Bank, N.A.	74,461	3.9%	11	3/14/2016
Mizuho Securities USA, Inc	69,190	3.7%	39	4/25/2016
ICBC Financial Services LLC	68,971	3.6%	11	3/11/2016
RBC Capital Markets, LLC	44,076	2.3%	14	3/22/2016
Suntrust Robinson Humphrey, Inc	4,208	0.2%	11	3/11/2016
Total Borrowings	$1,895,148	100.0%	26	5/4/2016

(1)
In February 2016, the Company purchased assets with a fair value of approximately $99.3 million which settle in March 2016 that are expected to be funded by repurchase agreements.  These anticipated borrowings are not included in the table above.

RMBS Risk Measures
($ in thousands)
Mortgage Assets
		Weighted
		Average	Weighted	Weighted	Modeled	Modeled
		Months	Average	Average	Interest	Interest
		To Next	Lifetime	Periodic	Rate	Rate
	Fair	Coupon Reset	Cap	Cap Per Year	Sensitivity	Sensitivity
Asset Category	Value	(if applicable)	(if applicable)	(if applicable)	(-50 BPS)(1)	(+50 BPS)(1)
As of February 29, 2016
Adjustable Rate RMBS	$2,937	3	10.04%	2.00%	$17	$(17)
Hybrid Adjustable Rate RMBS	52,347	83	7.55%	2.00%	669	(839)
Total Fixed Rate RMBS	1,888,355	n/a	n/a	n/a	25,591	(31,951)
Total Pass-through RMBS	1,943,639	n/a	n/a	n/a	26,277	(32,807)
Interest-Only Securities	55,125	n/a	n/a	n/a	(10,620)	9,986
Inverse Interest-Only Securities	39,978	1	6.35%	n/a	51	(891)
Structured RMBS	95,103	n/a	n/a	n/a	(10,569)	9,095
Total Mortgage Assets	$2,038,742	n/a	n/a	n/a	$15,708	$(23,712)

Funding Hedges
					Modeled	Modeled
					Interest	Interest
			Average	Hedge	Rate	Rate
			Notional	Period	Sensitivity	Sensitivity
			Balance(2)	End Date	(-50 BPS)(1)	(+50 BPS)(1)
Eurodollar Futures Contracts - Short Positions			$173,333	Mar-2019	$(2,075)	$3,250
Treasury Futures Contracts - Short Positions			185,000	Jun-2026	(7,040)	7,719
Payer Swaps			600,000	Feb-2020	(11,839)	11,839
Grand Total					$(5,246)	$(904)

(1)
Modeled results from Citigroup Global Markets Inc. Yield Book. Interest rate shocks assume instantaneous parallel shifts and horizon prices are calculated assuming constant LIBOR option-adjusted spreads. These results are for illustrative purposes only and actual results may differ materially.

(2)	Treasury futures contracts were valued at a price of $130.52 at February 29, 2016. The nominal value of the short position was $241.5 million.

Contact:

Orchid Island Capital, Inc.
Robert E. Cauley
3305 Flamingo Drive, Vero Beach, Florida 32963
Telephone: (772) 231-1400